                                                                     EXHIBIT 4.2


                             INTRAWEST CORPORATION

                         Suite 800, 200 Burrard Street
                      Vancouver, British Columbia, V6C 3L6

                        NOTICE OF ANNUAL GENERAL MEETING
                               November 10, 2003

NOTICE IS HEREBY GIVEN that the Annual General Meeting of Intrawest Corporation (the "Corporation") will be held in The Governor's Room of the Metropolitan Club, One East 60th Street, New York, New York on Monday, November 10, 2003 at 11:00 a.m. (local time) for the following purposes:

     (1) to receive the consolidated financial statements of the Corporation for the year ended June 30, 2003 and the report of the auditors thereon;

     (2)  to elect the directors of the Corporation;

     (3) to appoint the auditors of the Corporation and to authorize the directors to fix their remuneration; and

     (4) to transact such other business as may properly be brought before the meeting.

Information concerning the matters to be put before the meeting is set out in the information circular (the "Information Circular") accompanying and which forms part of this Notice.

Shareholders who are unable to attend the meeting in person are requested to complete, sign and date the enclosed form of proxy and return it. Please note that the Metropolitan Club dress code for men is jacket and tie (no jeans) and ladies (no jeans).

DATED at Vancouver, British Columbia, this 8th day of October, 2003.

                                          By Order of the Board of Directors

                                          /s/ Joe S. Houssian
                                          ---------------------------------
                                          Joe S. Houssian
                                          Chairman of the Board

                             INTRAWEST CORPORATION

                              INFORMATION CIRCULAR
                         Dated as of September 26, 2003

MANAGEMENT SOLICITATION

     This information circular is furnished in connection with the solicitation of proxies by the management of Intrawest Corporation (the "Corporation") for use at the Annual General Meeting of the Corporation to be held in The Governor's Room of the Metropolitan Club, One East 60th Street, New York, New York on Monday, November 10, 2003 at 11:00 a.m. (local time) and at any adjournment thereof (the "Meeting"). The solicitation will be by mail and its cost will be borne by the Corporation.

MATTERS TO BE ACTED UPON

ELECTION OF DIRECTORS

     The directors of the Corporation are elected each year at the Annual General Meeting of the Corporation and hold office until their successors are elected or appointed. The Articles of the Corporation provide that the Corporation will have a minimum of 7 and a maximum of 20 directors. The actual number of directors within the minimum and maximum may be determined from time to time by resolution of the directors. The directors have passed a resolution determining that the actual number of directors from and after the date of the Meeting shall be 10. The Corporate Governance and Nominating Committee of the Board recommends to the Board individuals for nomination for election as directors. The persons listed below are being proposed for nomination for election as a director of the Corporation at the Meeting and the persons named in the enclosed form of proxy intend to vote for the election of these nominees. Each nominee is currently a director of the Corporation. Each director elected will hold office until the next Annual General Meeting of the Corporation unless he sooner ceases to hold office.

     The following table sets out the name of each of the persons proposed to be nominated, the position and office with the Corporation presently held by him, his present principal occupation or employment, the year in which he was first elected or appointed as a director and the number of common shares without par value of the Corporation ("Common Shares") that he has advised are beneficially owned, or over which control or direction is exercised, by him at the date of this Information Circular.

                                                                                                  COMMON SHARES
                                                                                               BENEFICIALLY OWNED,
NAME AND RESIDENCE                                                                  DIRECTOR      CONTROLLED OR
OF NOMINEE                 POSITION IN THE CORPORATION     PRINCIPAL OCCUPATION      SINCE         DIRECTED(1)
------------------         ---------------------------     --------------------     --------   -------------------
R. Thomas M. Allan(2)      Director                      Consultant                   1990              6,000
London, Ontario

Joe S. Houssian            Chairman of the Board,        President and Chief          1976          1,671,896(3)
West Vancouver,            President, Chief Executive    Executive Officer of the
British Columbia           Officer and Director          Corporation

Daniel O. Jarvis           Executive Vice President,     Executive Vice President     1989             88,835
Vancouver,                 Chief Financial Officer and   and Chief Financial
British Columbia           Director                      Officer of the
                                                         Corporation

David A. King(2)(4)        Director                      President of David King      1990              6,000
Toronto, Ontario                                         Corporation (investment
                                                         corporation)

Gordon H.                  Director                      Partner, CC&L Financial      1990              3,000(6)
MacDougall(4)(5)                                         Services Group
West Vancouver,                                          (investment management)
British Columbia

Paul M. Manheim(2)(5)      Director                      President of HAL Real        1992              4,000
Mercer Island,                                           Estate Investments, Inc.
Washington                                               (investment company)

                                                                                                  COMMON SHARES
                                                                                               BENEFICIALLY OWNED,
NAME AND RESIDENCE                                                                  DIRECTOR      CONTROLLED OR
OF NOMINEE                 POSITION IN THE CORPORATION     PRINCIPAL OCCUPATION      SINCE         DIRECTED(1)
------------------         ---------------------------     --------------------     --------   -------------------
Paul A. Novelly(4)(7)      Director                      Chairman and Chief           1997             55,201(8)
St. Thomas,                                              Executive Officer of Apex
U.S. Virgin Islands                                      Oil Company, Inc.
                                                         (petroleum products)

Bernard A. Roy(5)          Director                      Senior partner, Ogilvy       1992              2,923
Montreal, Quebec                                         Renault (barristers and
                                                         solicitors)

Khaled C. Sifri(2)         Director                      Managing Partner, Hadef      1990              3,700
Dubai, United Arab                                       Al-Dhahiri & Associates
Emirates                                                 (barristers and
                                                         solicitors)

Nicholas C.H. Villiers(4)  Director                      Consultant                   1990              3,165
London, England

(1) Mr. Houssian also holds deferred share units ("DSUs") pursuant to a Key Executive Deferred Share Unit Plan. See "Report on Executive Compensation -- Key Executive Deferred Share Unit Plan." At the date of this Information Circular, Mr. Houssian holds 81,517 DSUs. Two of the above directors also participate in the Company's Key Executive Employee Benefit Plan pursuant to which unvested Common Shares are held for their account by a trustee. See "Statement of Executive Compensation -- Summary Compensation Table" (footnote (5)) and "Report on Executive Compensation -- Key Executive Employee Benefit Plan." At the date of this Information Circular the following unvested Common Shares are held: J. Houssian -- 204,402; D. Jarvis -- 40,881.

(2) Member of the Audit Committee.

(3) 729,302 of the shares shown are held and beneficially owned by a company the shares of which are owned by companies of which Mr. Houssian and his spouse are the common shareholders.

(4) Member of the Corporate Governance and Nominating Committee.

(5) Member of the Human Resources Committee.

(6) As indicated above, Mr. MacDougall is a partner of CC&L Financial Services Group ("CC&L"). CC&L acts as investment counsel for Connor, Clark & Lunn Investment Management Ltd. which, as at the date hereof, exercises control and direction over 2,543,105 Common Shares as investment manager for certain investment funds.

(7) Mr. Novelly is being nominated in accordance with the provisions of an Agreement and Plan of Merger among the Corporation and, among others, the former stockholders of Copper Mountain, Inc. and CMAT, Inc., whereby the Corporation covenanted to cause a nominee of such stockholders to be nominated for appointment to the Board.

(8) Mr. Novelly shares voting power and investment power over 52,201 of these shares, which are held by a corporation of which he is a director and officer. Mr. Novelly disclaims beneficial ownership of 52,201 of these shares. Not included are 104,500 shares owned by St. Albans Global Management L.L.L.P., of which Mr. Novelly is an executive officer, but as to which he disclaims beneficial ownership.

APPOINTMENT AND REMUNERATION OF AUDITORS

     The Board of Directors recommends the reappointment of KPMG LLP, Chartered Accountants, of Vancouver, British Columbia as auditors of the Corporation at the Meeting to hold office until the termination of the next Annual General Meeting of the Corporation. KPMG LLP has served as the Corporation's auditors since November 17, 1997. It is proposed that the remuneration to be paid to the auditors be determined by the Audit Committee.

     THE PERSONS NAMED IN THE ENCLOSED FORM OF PROXY INTEND TO VOTE FOR THE REAPPOINTMENT OF KPMG LLP, CHARTERED ACCOUNTANTS, AS THE AUDITORS OF THE CORPORATION TO HOLD OFFICE UNTIL THE TERMINATION OF THE NEXT ANNUAL GENERAL MEETING.

     In keeping with its mandate, the Audit Committee has reviewed the nature and amount of non-audit services provided by KPMG LLP to the Corporation to ensure auditor independence. Fees paid to KPMG LLP for audit and non-audit services for the year ended June 30, 2003 are set out in the table below.

TYPE OF FEES                                                  US$000     %
------------                                                  ------    ----
Audit fees..................................................  1,396     61.6
Audit-related fees..........................................    480     21.2
Tax services fees...........................................    359     15.8
All other fees..............................................     33      1.4
                                                              -----     ----
  Totals....................................................  2,268      100
                                                              =====     ====

OTHER MATTERS TO BE ACTED UPON

     The management of the Corporation knows of no matters which may be brought before the Meeting other than those referred to in the Notice. However, if other matters are properly brought before the Meeting, the persons named in the enclosed form of proxy intend, in their discretion, to vote on such matters in accordance with the judgment of the person so voting.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

     Except as disclosed in this Information Circular, none of the directors or officers of the Corporation, no proposed nominee for election as a director of the Corporation, none of the persons who have been directors or officers of the Corporation since the beginning of the Corporation's last completed financial year and no associate or affiliate of any of the foregoing has any material interest, direct or indirect, in any matter to be acted upon at the Meeting other than the election of directors.

INTEREST OF INSIDERS IN MATERIAL TRANSACTIONS

     None of the insiders of the Corporation, no proposed nominee for election as a director of the Corporation and no associate or affiliate of any of the foregoing has or had any material interest, direct or indirect, in any transaction or proposed transaction since the beginning of the Corporation's last financial year which has materially affected or could materially affect the Corporation or any of its subsidiaries.

CORPORATE GOVERNANCE

GENERAL

     Recently there have been many regulatory initiatives aimed at improving corporate governance. The Corporation's management, Board of Directors and Corporate Governance and Nominating Committee are actively monitoring, and, where appropriate, addressing these various initiatives. These initiatives include the U.S. Sarbanes-Oxley Act which became law on July 30, 2002 and amended or new guidelines proposed by the Toronto Stock Exchange and the New York Stock Exchange which have not yet become effective.

     The Toronto Stock Exchange guidelines ("TSX Guidelines") for effective corporate governance require that each listed company disclose on an annual basis its approach to corporate governance with reference to the TSX Guidelines. The Corporation's approach to corporate governance is set forth below and in Schedule B to this Information Circular.

MANDATE OF THE BOARD

     The Board of Directors of the Corporation will continue to assume responsibility for the stewardship of the Corporation. The mandate of the Board is to supervise the management of the business and affairs of the Corporation. In fulfilling its mandate, the Board, among other things, has the following duties and objectives:

     -  adoption of a strategic planning process for the Corporation.

     - identification of the principal risks of the Corporation's business and ensuring the implementation of appropriate systems to manage these risks.

     - succession planning for the Corporation including appointing, training and monitoring senior management.

     -  adoption of a communications policy for the Corporation.

     - the integrity of the Corporation's internal control and management information systems.

     There were six meetings of the Board during the year ended June 30, 2003. The frequency of meetings, as well as the nature of items discussed, depend upon the state of the Corporation's affairs and the opportunities or risks which the Corporation faces. Schedule A to this Information Circular sets out information regarding attendance at Board and committee meetings during the year ended June 30, 2003.

     The Board of Directors has adopted a formal mandate which is set out in Schedule C to this Information Circular.

COMPOSITION OF THE BOARD

     The TSX Guidelines recommend that a board of directors be constituted with a majority of individuals who qualify as "unrelated directors." The TSX Guidelines define an unrelated director as a director who is independent of management and is free from any interest and any business or other relationship which could, or could reasonably be perceived to, materially interfere with the director's ability to act with a view to the best interests of the corporation, other than interests and relationships arising from shareholding. The TSX Guidelines also recommend that in circumstances where a corporation has a "significant shareholder" (that is, a shareholder with the ability to exercise the majority of the votes for the election of the directors attached to the outstanding shares of the corporation) the board of directors should include a number of directors who do not have interests in or relationships with either the corporation or the significant shareholder and should fairly reflect the investment in the corporation by shareholders other than the significant shareholder.

     The directors of the Corporation have examined the relevant definitions in the TSX Guidelines and have individually considered their respective interests and relationships in and with the Corporation. As a consequence the Board has determined that of the 10 proposed nominees for directors, eight are unrelated directors and two are related directors. Messrs. Houssian and Jarvis are "inside" directors (i.e., directors who are officers and/or employees of the Corporation or any of its affiliates) and are, by definition, "related" directors. The Corporation does not have a significant shareholder (as defined). After considering the size, composition, contribution of members, and effectiveness of the Board and its Committees during the past fiscal year, the Board and the Corporate Governance and Nominating Committee have concluded that it would be advisable to reduce the number of directors of the Corporation from 12 to 10 and that two "inside" and "related" directors, Messrs. Hugh R. Smythe and Gary L. Raymond, not stand for re-election to the Board. The Board and the Corporate Governance and Nominating Committee have determined that 10 directors is an appropriate size for the Board so as to facilitate effective and efficient communication and decision making, and that following such changes the Board as a whole and its committees will continue to function effectively.

     The Corporation has an Audit Committee, a Corporate Governance and Nominating Committee and a Human Resources Committee. Set out below is a description of the committees of the Board, their mandates and their activities.

AUDIT COMMITTEE

     The Audit Committee reviews the annual and interim financial statements of the Corporation and certain other public disclosure documents required by regulatory authorities and makes recommendations to the Board with respect to such statements and documents. The committee also makes recommendations to the Board regarding the appointment of independent auditors, reviews the nature and scope of the annual audit as proposed by the auditors and management, and reviews with management the risks inherent in the Corporation's business and risk management programs relating thereto. The roles and responsibilities of the Audit Committee are specifically defined so as to provide appropriate guidance to committee members as to their duties. The committee provides and facilitates a direct line of communication between the Corporation's external and internal auditors and the Board to discuss and review specific issues as appropriate. The committee's duties include overseeing and reviewing with the auditors and management the adequacy of the internal accounting control procedures and systems within the Corporation.

     The Audit Committee is composed entirely of outside directors, all of whom are also unrelated directors. The committee met five times during the year ended June 30, 2003.

     The full mandate of the Audit Committee is set out in Schedule D to this Information Circular.

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE

     The Corporate Governance and Nominating Committee is responsible for the nomination process for directors of the Corporation, the Corporation's response to the TSX Guidelines, and for developing, monitoring and assessing the Corporation's corporate governance system, the effectiveness of the Board of Directors, its size and composition, its committees and the individual performance of its directors. The Board has implemented procedures to be carried out by the committee for annually assessing the effectiveness of the Board as a whole, the Board committees and contribution of individual directors, considering performance-enhancing measures, recruiting new directors from time to time and reviewing Board processes. The committee is also responsible for identifying and recommending potential appointees to the Board of Directors. The committee ensures that an annual strategic planning process and review is carried out and periodically reviews the directors' and officers' third-party liability insurance to ensure adequacy of coverage. The Corporate Governance and Nominating Committee periodically makes industry comparisons of directors' compensation in light of their risks and responsibilities and reviews and makes recommendations to the Board regarding the adequacy and form of the compensation of the directors. The Board believes that the form and amount of compensation of directors is sufficient to reflect realistically the responsibilities and risks involved in being an effective director.

     The Corporate Governance and Nominating Committee is composed entirely of outside directors, all of whom are also unrelated directors. The committee met twice during the year ended June 30, 2003.

     The full mandate of the Corporate Governance and Nominating Committee is set out in Schedule E to this Information Circular.

HUMAN RESOURCES COMMITTEE

     The Human Resources Committee is responsible for reviewing the levels and form of total compensation paid to the Corporation's employees and for administering the Corporation's share compensation and long-term incentive plans. The committee annually assesses the performance of the Chief Executive Officer and determines his compensation and benefits. On an annual basis it reviews and makes recommendations to the Board of Directors with respect to the written objectives of the Chief Executive Officer and the Chief Financial Officer. It also reviews and recommends a plan of succession for the Corporation's senior management. The committee is responsible for reviewing the Corporation's organizational structure and design to determine if such structure and design are appropriate to carry out the business of the Corporation.

     The Human Resources Committee is composed entirely of outside directors, all of whom are also unrelated directors. The committee met six times during the year ended June 30, 2003.

     The full mandate of the Human Resources Committee is set out in Schedule F to this Information Circular.

DECISIONS REQUIRING PRIOR BOARD APPROVAL

     In addition to those matters which must by law or by the articles or by-laws of the Corporation be approved by the Board of Directors, management is required to seek Board approval for major transactions. The Board of Directors has delegated to senior management the authority to enter into various types of transactions, including financing transactions, subject to specified limitations.

SHARE OWNERSHIP GUIDELINES AND EQUITY COMPENSATION PLANS

     As described under "Compensation of Directors," the Board of Directors has adopted share ownership guidelines for directors of the Corporation. All new equity compensation plans and material revisions to the terms of such plans are subject to approval by shareholders of the Corporation under the rules, requirements and policies of the Toronto Stock Exchange and the New York Stock Exchange. Where, under such rules, requirements and policies, equity compensation plans are not subject to shareholder approval, the plans must be approved by the Human Resources Committee.

STATEMENT OF EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

     The following table provides a summary of the compensation earned during each of the last three financial years by the Chief Executive Officer and the Corporation's four most highly compensated executive officers other than the Chief Executive Officer (such five officers are hereafter collectively called "Named Executive Officers").

                         SUMMARY COMPENSATION TABLE(1)

----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------
                                                                                      LONG-TERM COMPENSATION AWARDS
                                              ANNUAL COMPENSATION             ----------------------------------------------
                                   ------------------------------------------    SECURITIES                   RESTRICTED
                                                                 OTHER             UNDER                        SHARES
                                                                 ANNUAL           OPTIONS         DSUS            OR
                                     SALARY     BONUS(2)    COMPENSATION(3)       GRANTED      GRANTED(4)   SHARE UNITS(5)
NAME AND PRINCIPAL POSITION  YEAR      ($)         ($)            ($)               (#)            (#)            ($)
----------------------------------------------------------------------------------------------------------------------------
  J.S. HOUSSIAN              2003    641,447      --             64,888            91,000        15,444         --
  Chairman, President and    2002    538,000      --             28,186           300,000        25,030       3,500,000
  Chief Executive Officer    2001    425,000      --             30,004           350,000        27,584         --
----------------------------------------------------------------------------------------------------------------------------
  D.O. JARVIS                2003    340,930      90,000         12,291            71,000         --            --
  Executive Vice President   2002    299,000     135,000          6,978            87,300         --            700,000
  and Chief Financial        2001    258,860     140,000         13,052            50,000         --            --
  Officer
----------------------------------------------------------------------------------------------------------------------------
  H.R. SMYTHE                2003    261,138     130,000         13,220            46,000         --            --
  President,                 2002    229,000      --            125,861(7)         50,000         --            --
  Resort Operations Group    2001    197,776      --              9,117            50,000         9,194         --
----------------------------------------------------------------------------------------------------------------------------
  G.L. RAYMOND               2003    298,444      90,000         11,828            46,000         --            --
  President,                 2002    251,000     120,000          4,073            50,000         --            850,000
  Resort Development Group   2001    197,776     130,000          5,274            50,000         --            --
----------------------------------------------------------------------------------------------------------------------------
  J.J. GIBBONS               2003    249,739      30,000         10,320            28,000         --            --
  President,                 2002    219,000      90,000          3,554            30,000         --            --
  Resort Club Group          2001    190,000      90,000          3,752            30,000         --            --
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------


                                 ALL OTHER
                              COMPENSATION(6)
NAME AND PRINCIPAL POSITION         ($)
---------------------------
  J.S. HOUSSIAN                    23,679
  Chairman, President and          19,319
  Chief Executive Officer           5,789
---------------------------------------------
  D.O. JARVIS                      14,433
  Executive Vice President         13,361
  and Chief Financial               5,268
  Officer
---------------------------------------------
  H.R. SMYTHE                      12,413
  President,                       11,548
  Resort Operations Group           5,018
---------------------------------------------
  G.L. RAYMOND                     13,667
  President,                       12,445
  Resort Development Group          4,903
---------------------------------------------
  J.J. GIBBONS                     10,433
  President,                        9,638
  Resort Club Group                 4,700
---------------------------------------------
---------------------------------------------

(1) All dollar amounts in the Summary Compensation Table and footnotes are in United States dollars, unless otherwise indicated. The following rates of exchange were used to convert Canadian dollar amounts to United States dollar amounts for the fiscal years indicated: 2003 -- 1.5112; 2002 -- 1.5660; 2001 -- 1.5192.

(2) The amounts in this column exclude any portion of a bonus earned in a year which the Named Executive Officer elected to forego under the Key Executive Deferred Share Unit Plan. See "Report on Executive Compensation -- Key Executive Deferred Share Unit Plan."

(3) The value of perquisites and benefits earned by each Named Executive Officer is less than the lesser of Cdn.$50,000 and 10% of his total annual salary and bonus. The amounts in this column include the imputed interest benefit (computed in accordance with the Income Tax Act (Canada)) to the Named Executive Officers of the interest-free loans made to the Named Executive Officers pursuant to the Corporation's Funded Senior Employee Share Purchase Plans (see "Indebtedness of Directors and Senior Officers -- Funded Senior Employee Share Purchase Plans") and the value of DSUs credited corresponding to dividends declared on Common Shares during the financial year (based on the average closing price of the Common Shares on the Toronto Stock Exchange for the five trading days preceding the dates of dividend payment). See "Report on Executive Compensation -- Key Executive Deferred Share Unit Plan."

(4) Under the Key Executive Deferred Share Unit Plan, a Named Executive Officer can elect to forego all or any portion of the cash bonus which would otherwise have become payable to him in respect of the year and to receive DSUs with a value equal to the bonus foregone. The value of the DSUs credited in respect of 2003 was Cdn.$19.45 per DSU (2002 -- Cdn$22.61; 2001 -- Cdn$20.50). The value of the DSUs at the time they were credited is equal to the average closing price of the Common Shares on the Toronto Stock Exchange for the five trading days preceding the particular date. See "Report on Executive Compensation -- Key Executive Deferred Share Unit Plan."

(5) The amounts in this column represent contributions awarded by the Corporation which were paid to a trustee and used to purchase Common Shares in the open market which are held pursuant to the Key Executive Employee Benefit Plan. See "Report on Executive Compensation -- Key Executive Employee Benefit Plan." The number and value (calculated by multiplying the closing market price of the Common Shares on June 30, 2003 on the Toronto Stock Exchange by the number of unvested shares) of the aggregate holdings of unvested shares of each of the Named Executive Officers at the end of the most recently completed financial year were: J.S. Houssian: 204,402; $2,695,528; D.O. Jarvis: 40,881; $539,113; G.L. Raymond: 49,640; $654,622.
    The unvested shares for Mr. Houssian vest as to 37 1/2% thereof in December 2004 and 37 1/2% in June 2005 if certain financial performance goals are attained. The remaining 25% of the shares will vest in June 2005. The unvested shares for Messrs. Jarvis and Raymond vest as to 37 1/2% thereof in December 2004 and 37 1/2% in December 2005 if certain financial performance goals are attained. The remaining 25% of the shares will vest in June 2006. All dividends received on unvested shares are paid by the trustee to the Corporation. The Human Resources Committee may, in its discretion, cause the Corporation to pay to the trustee under the Plan, as additional contributions to be used to purchase additional unvested shares, an amount up to, but not exceeding, the amount of any dividends so received.

(6) The amounts in this column include the Corporation's contributions to defined contribution pension plans, premiums for group life insurance and contributions made by the Corporation to the Named Executive Officers' accounts pursuant to the Corporation's Employee Share Purchase Plan.

(7) Includes $120,000 additional premiums which the Corporation agreed to pay under the Corporation's extended health care plan in relation to coverage and benefits under the plan in respect to Mr. Smythe's family.

EXECUTIVE LONG-TERM INCENTIVE PLAN

     The Intrawest Corporation Executive Long-Term Incentive Plan (the "LTIP") was established in June 1995 and amended in July 2000. The LTIP provides for the payment of amounts to key executive officers of the Corporation participating in the LTIP (a "Participant") following the termination of employment (including by reason of retirement, death or permanent disability) based upon a notional number of Common Shares. The notional number of Common Shares in respect of which the payment is calculated is determined under a formula based upon the cumulative consolidated net income or loss of the Corporation for each of four consecutive periods during the Participant's participation in the plan. The LTIP is administered by the Human Resources Committee which is authorized to designate executive officers of the Corporation as Participants in the plan and to make the other determinations required in respect of the plan.

     A notional number of Common Shares is to be determined for each of four calculation periods for each Participant. The notional number of Common Shares for a Participant for each calculation period will be determined by dividing a percentage of the cumulative consolidated net income or loss of the Corporation for such calculation period, adjusted by reference to the annual compound growth rate in basic earnings per share of the Corporation applicable to such calculation period, by the current market price of the Common Shares on the first day of such calculation period. If in any calculation period there is a cumulative loss, then this loss will be applied to reduce the notional number of Common Shares, by up to 10%, for the prior calculation period. The amount to be paid to a Participant will be determined by multiplying the total of the notional number of Common Shares for the Participant for each of the calculation periods, determined in the manner described herein, by the prevailing market price of the Common Shares at the termination of the Participant's employment. The use of the annual compound growth rate in earnings per share in the determination of the notional number of Common Shares was introduced by July 2000 amendments to the Plan and applies to the third and following calculation periods for the existing participation rights. For the second calculation period, the financial performance goals applicable to the Key Executive Employee Benefit Plan will apply.

     The plan provides for a reduction in the amount of cumulative net income if the employment of a Participant is terminated for cause. If the Participant's employment is terminated "without cause" (including the resignation of a Participant as a result of circumstances that would amount to a change in the responsibilities of a Participant following a change in control of the Corporation) then the amount to be paid to the Participant is to include an amount that reflects consolidated net income of the Corporation for the period of reasonable notice of termination of employment to which such Participant would be entitled.

     All of the Named Executive Officers were designated as Participants under the plan during the financial period ended June 30, 1995 and are currently in their third calculation period, namely the five-year period that commenced July 1, 2003. The percentages of the consolidated net income or loss of the Corporation used to determine the notional number of Common Shares for each of them for each of the fiscal years ending after June 30, 1998 are the following percentages of the consolidated net income (i) up to Cdn.$20 million, and (ii) in excess of Cdn.$20 million, respectively: for J.S. Houssian, 2.0% and 1.0%, for D.O. Jarvis, 0.30% and 0.15% and for H.R. Smythe, G.L. Raymond and J.J. Gibbons, 0.15% and 0.075%. The current market price on the first day of the calculation period commencing July 1, 2003 was Cdn.$17.52.

     The impact of the use of the average annual compound growth rate in earnings per share in the determination of the notional number of Common Shares ranges from no adjustment in respect of an annual compound growth rate of 13% or less to a 50% increase in the notional number of Common Shares in the event of an annual compound growth rate of 18% or more, with percentages in respect of annual compound growth rates between 13% and 18% determined by interpolation. The average annual compound growth rate in earnings per share of the Corporation is computed with respect to the earnings per share of the Corporation for the 12-month period ended immediately before July 1, 2003 ($0.96 per share, following adjustment for the write-down of technology assets) in respect of the third calculation period for the existing participation rights and for the 12-month period ended immediately before the commencement of the calculation period for all other calculation periods (or, if there are no earnings for such 12-month period, the most recently completed fiscal year of the Corporation for which there are earnings).

     The foregoing description of the LTIP reflects amendments approved by the Human Resources Committee that are not yet effective.

STOCK OPTION PLAN

     The Corporation has a Stock Option Plan under which the Human Resources Committee is authorized, in its discretion, to grant options to purchase Common Shares to senior officers and employees of the Corporation, its subsidiaries and limited partnerships of which the general partner is the Corporation or a subsidiary of the Corporation.

     The Stock Option Plan provides that options to acquire Common Shares may, at the discretion of the Human Resources Committee, provide that the option may not be exercised except in accordance with such limitations based on the passage of time after the option is granted, the satisfaction of specified performance criteria relating generally to the Corporation or particularly to the optionee, or the satisfaction or fulfillment of any other conditions (or any combination of the foregoing), and subject to such provisos, as the Human Resources Committee may in its discretion determine to be appropriate. Options granted under the Stock Option Plan are non-transferable and subject to early termination in the event of death of the optionee or the optionee ceasing to be an officer or employee. The Human Resources Committee may, in its discretion, permit early exercise of options. The number of Common Shares which may be reserved for issuance to any person pursuant to options granted by the Corporation is limited to 5% of the number of outstanding Common Shares.

     The following table provides information relating to the grants of options to purchase Common Shares to the Named Executive Officers during the financial year ended June 30, 2003.

         OPTIONS GRANTED DURING THE FINANCIAL YEAR ENDED JUNE 30, 2003

------------------------------------------------------------------------------------------------------------------------
 -----------------------------------------------------------------------------------------------------------------------
                                                                                 MARKET VALUE
                                         % OF TOTAL                             OF SECURITIES
                          SECURITIES       OPTIONS                                UNDERLYING
                             UNDER       GRANTED TO                               OPTIONS ON
                            OPTIONS     EMPLOYEES IN        EXERCISE OR          THE DATE OF
                            GRANTED       FINANCIAL         BASE PRICE              GRANT
          NAME                (#)           YEAR         (CDN.$/SECURITY)      (CDN.$/SECURITY)      EXPIRATION DATE
------------------------------------------------------------------------------------------------------------------------
  J.S. Houssian              91,000         20.4               25.37                25.37           September 8, 2012
------------------------------------------------------------------------------------------------------------------------
  D.O. Jarvis                46,000         10.3               25.37                25.37           September 8, 2012
                             25,000          5.6               16.38                16.38           February 9, 2013
------------------------------------------------------------------------------------------------------------------------
  H.R. Smythe                46,000         10.3               25.37                25.37           September 8, 2012
------------------------------------------------------------------------------------------------------------------------
  G.L. Raymond               46,000         10.3               25.37                25.37           September 8, 2012
------------------------------------------------------------------------------------------------------------------------
  J.J. Gibbons               28,000          6.3               25.37                25.37           September 8, 2012
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------

(1) All options granted become exercisable as to 20% of the grant after one year and then 20% on the anniversary of the grant in each of the next four years.

     The following table provides information relating to the options to purchase Common Shares exercised by the Named Executive Officers during the financial year ended June 30, 2003 and the value of any unexercised options on June 30, 2003.

          AGGREGATED OPTION EXERCISES DURING THE FINANCIAL YEAR ENDED
               JUNE 30, 2003 AND FINANCIAL YEAR-END OPTION VALUES

-----------------------------------------------------------------------------------------------------------------------------
   --------------------------------------------------------------------------------------------------------------------------
                                                                                                   VALUE OF UNEXERCISED
                                                                  UNEXERCISED OPTIONS              IN-THE-MONEY OPTIONS
                             SECURITIES                             AT JUNE 30, 2003                 AT JUNE 30, 2003
                            ACQUIRED ON       AGGREGATE                   (#)                            (CDN.$)
                              EXERCISE     VALUE REALIZED   --------------------------------   ------------------------------
           NAME                 (#)            (CDN.$)        EXERCISABLE    UNEXERCISABLE     EXERCISABLE    UNEXERCISABLE
-----------------------------------------------------------------------------------------------------------------------------
  J.S. Houssian               275,000           613,250         632,500         588,500           --              --
-----------------------------------------------------------------------------------------------------------------------------
  D.O. Jarvis                  25,000           213,250         288,710         194,590           157,500         --
-----------------------------------------------------------------------------------------------------------------------------
  H.R. Smythe                  --              --               231,250         139,750            37,500         --
-----------------------------------------------------------------------------------------------------------------------------
  G.L. Raymond                 --              --               241,250         139,750            75,000         --
-----------------------------------------------------------------------------------------------------------------------------
  J.J. Gibbons                 --              --                36,000          82,000           --              --
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT

     The Corporation has entered into an employment contract with each of Messrs. Houssian, Jarvis, Smythe and Raymond (the "Senior Executive Officers"). Pursuant to these employment contracts, the Senior Executive Officers participate in all benefit plans, arrangements and other perquisites which the Corporation implements from time to time for executive officers, and are entitled to certain other perquisites.

     The Corporation may terminate the employment of the Senior Executive Officers with the Corporation upon two (or in the case of Mr. Houssian, three) years' prior notice or, in lieu of notice, by paying to the Senior Executive Officer an amount equal to two (or in the case of Mr. Houssian, three) times his annual salary plus two times the average amount of the bonus paid or payable to the Senior Executive Officer in the last two completed fiscal years of the Corporation most recently preceding the date of termination. In addition, in such event, the Senior Executive Officer is entitled to be paid amounts that would otherwise be paid or credited to benefit plans and arrangements in effect for his benefit for the two (or in the case of Mr. Houssian, three) years following the termination of his employment.

     Each employment contract provides for the payment to the Senior Executive Officer of the amounts referred to above in the event the Senior Executive Officer resigns in certain circumstances including a significant change in his responsibilities or in certain circumstances following a change in control of the Corporation. Each contract also provides that the period of reasonable notice of termination for the Senior Executive Officer under the LTIP in such event will be three years in the case of Mr. Houssian and two years in the case of the other Senior Executive Officers.

     In addition, as described under "Executive Long-Term Incentive Plan," the Named Executive Officers participate in the LTIP and will be entitled to receive payments thereunder at the termination of their employment, as described under that heading.

     The amount of the payments required to be made under the employment contracts and the LTIP can only be determined at the time such payments are made.

PENSION PLANS

     The Corporation has established the Intrawest Corporation Designated Executives' Pension Plan (the "Pension Plan") to provide retirement pensions for its Named Executive Officers. The Named Executive Officers also belong to the Intrawest Corporation Employee Pension Plan (the "Employee Pension Plan").

     The Pension Plan is comprised of a registered portion and a non-registered portion. Together with benefits from the Employee Pension Plan, the registered portion provides the maximum benefits allowable under the Income Tax Act (Canada), with any excess provided through the non-registered portion.

     The following table sets out the total annual lifetime pension which would be payable under the Pension Plan based upon retirement at age 60, at various levels of remuneration and years of credited service.

                             PENSION PLAN TABLE(1)

----------------------------------------------------------------------------------------------------------------------------
  --------------------------------------------------------------------------------------------------------------------------
                                                                  YEARS OF SERVICE
      REMUNERATION            ----------------------------------------------------------------------------------------------
          ($)                     15                  20                  25                  30                  35
     -----------------------------------------------------------------------------------------------------------------------
        300,000                  90,000             120,000             150,000             180,000             210,000
        400,000                 120,000             160,000             200,000             240,000             280,000
        500,000                 150,000             200,000             250,000             300,000             350,000
        600,000                 180,000             240,000             300,000             360,000             420,000
        700,000                 210,000             280,000             350,000             420,000             490,000
        800,000                 240,000             320,000             400,000             480,000             560,000
        900,000                 270,000             360,000             450,000             540,000             630,000
      1,000,000                 300,000             400,000             500,000             600,000             700,000
      1,100,000                 330,000             440,000             550,000             660,000             770,000
      1,200,000                 360,000             480,000             600,000             720,000             840,000
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------

(1) All dollar amounts in this table are in United States dollars.

     Pensions under the Pension Plan are based on the executive's years of credited service and highest average remuneration in any 36 consecutive months of service. Remuneration for purposes of the Pension Plan includes salary and vacation pay but excludes other forms of compensation such as bonuses, commissions and taxable benefits, with the exception of Mr. Houssian whose bonuses (including the amount of bonuses which Mr. Houssian has elected to forego under the Key Executive Deferred Share Unit Plan) are included subject to the limitation that the best three years average earnings will be limited to a maximum of 150% of the amount which would result if bonuses were not included.

     At October 8, 2003, J.S. Houssian, D.O. Jarvis, H.R. Smythe, G.L. Raymond and J.J. Gibbons had 34.67, 14.27, 18.62, 17.27 and 6.27 years of credited service, respectively. Credited service includes actual service and may include additional years credited at the discretion of the Human Resources Committee to reflect historical contributions and other factors.

     Benefits are paid in a joint and survivor form with 60% of the pension continuing to the executive's spouse after death. If there is no spouse at retirement, pensions are paid with a guarantee of 60 monthly payments. There are no deductions for social security or other offset amounts.

COMPENSATION OF DIRECTORS

     For the year ended June 30, 2003, each director of the Corporation who was not an executive officer of the Corporation was entitled to be paid an annual fee of Cdn.$15,000 and an additional fee of Cdn.$1,000 for each meeting of the Board of Directors or any committee thereof in which the director participated. For the year ended June 30, 2003, the total of such fees paid or payable amounted to Cdn.$199,000. In addition, the directors are reimbursed for their reasonable expenses in connection with such meetings. In 2003 the Board of Directors adopted share ownership guidelines for directors of the Corporation to promote meaningful Common Share ownership. Under the guidelines each member of the Board is to hold a minimum of Cdn.$50,000 in Common Shares of the Corporation. The Corporation agreed to reimburse non-management directors for 50% of the cost of the shares, to a maximum of Cdn.$25,000. A total of $147,188 was paid to directors as a partial reimbursement of the acquisition cost of Common Shares so acquired during the year ended June 30, 2003.

COMPOSITION OF THE HUMAN RESOURCES COMMITTEE

     The Human Resources Committee (the "Committee") is composed of three members of the Board of Directors who are neither officers, nor employees, nor former officers or employees, of the Corporation. The current members of the Committee are Messrs. MacDougall, Manheim and Roy.

REPORT ON EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION STRATEGY

     The Corporation's executive compensation strategy combines salary, annual incentives and long-term incentives with a program of benefits and perquisites to form an integrated compensation strategy designed to achieve the following objectives:

     - to encourage and award entrepreneurial management by having a significant proportion of compensation relate to performance.

     - to attract and retain executives on a competitive basis across North America recognizing that the Corporation's business is, to an increasing extent, taking place in the United States.

     - to ensure commonality of interest between shareholders and management, both short-term and long-term.

     From time to time the Committee undertakes a comprehensive review of the compensation plans for the Corporation's senior executives with the objective of ensuring that the plans meet the objectives cited above. Professional consultants are engaged to assist the Committee. These consultants conduct salary surveys to develop comparable salary groups and advise the Committee about the structuring of compensation arrangements that would be responsive to the Committee's objectives. The Committee incorporates the consultants' recommendations in the compensation determinations. The Committee will continue to employ this process and review the compensation plans on an annual basis to ensure that they reflect properly the business strategy and compensation objectives of the Corporation.

BASE SALARIES

     Base salaries are established by reference to a comparable group of leisure and resort companies in North America (the "Comparator Group").

ANNUAL INCENTIVES

     The Corporation provides opportunities to earn annual incentive awards that are based upon the achievement of personal performance goals and upon the financial performance of the Corporation. For the senior executives, other than the Chief Executive Officer, the annual incentives range from 0% to 75% of base salary depending on performance. For the Chief Executive Officer the annual incentives range from 0% to 100% of base salary depending on performance.

EXECUTIVE LONG-TERM INCENTIVE PLAN

     The LTIP is a long-term performance-based compensation plan. This plan rewards senior executive officers on the basis of (i) the consolidated net income or loss of the Corporation on a cumulative basis over a number of years, and (ii) the price of the Common Shares at the time of termination of the participating senior executive officer's employment. The combination of cumulative long-term earnings with stock price performance ensures long-term commonality of interest between shareholders and senior executive officers by linking compensation to senior executive officers with long-term results achieved for shareholders of the Corporation. See "Statement of Executive Compensation -- Executive Long-Term Incentive Plan."

FUNDED SENIOR EMPLOYEE SHARE PURCHASE PLANS

     The Corporation has two Funded Senior Employee Share Purchase Plans (together, the "Funded Share Purchase Plans"). These plans provide for interest-free loans to senior executive officers to enable them to acquire Common Shares of the Corporation. These loans are recourse to the individuals. The guideline currently established by the Board of Directors is that no loan under either of these two plans should exceed one and one-half times the executive's annual salary, except in the case of the Chief Executive Officer, where a guideline of three times annual salary has been established. See "Indebtedness of Directors and Senior Officers -- Funded Senior Employee Share Purchase Plans."

     The Funded Senior Employee Share Purchase Plan (the "1992 Funded Share Purchase Plan"), adopted in December 1992, provides for the purchase of Common Shares issued from treasury. The 2002 Funded Senior Employee Share Purchase Plan (the "2002 Funded Share Purchase Plan"), adopted in January 2002, provides for the purchase of Common Shares in the open market.

STOCK OPTION PLAN

     As described under "Statement of Executive Compensation -- Stock Option Plan," the Corporation has a stock option program which is offered to the senior executive officers and a broader group of managers in the Corporation. The Corporation believes that stock options are an important method of ensuring that senior executive officers and managers are focused on enhancing shareholder value. Accordingly these stock options are granted to a broad number of management personnel. At October 8, 2003, 9 senior executive officers and 60 management personnel participated in the stock option program. The amount and terms of outstanding options, DSUs and unvested share units are taken into account by the Committee when determining whether and how many new option grants should be made.

KEY EXECUTIVE DEFERRED SHARE UNIT PLAN

     The Corporation's Key Executive Deferred Share Unit Plan (the "DSU Plan") allows each of the executive officers to elect annually to receive all or any portion of his annual incentive plan cash award ("Annual Incentive Award") which would otherwise have become payable to him as deferred share units, or DSUs. Although the executive officer must elect to receive DSUs before the date on which his Annual Incentive Award becomes payable, the actual number of DSUs credited to an executive officer is determined on the day that the Annual Incentive Award becomes payable (such date being set out in the notice of the Annual Incentive Award) by dividing the dollar amount elected by the average closing price of the Common Shares on the Toronto Stock Exchange for the five trading days preceding the particular date. Additional DSUs are credited to participants corresponding to dividends declared on Common Shares. Following the participant ceasing to be an employee, officer or director of the Corporation or of any subsidiary or related party, a lump sum cash payment, net of any applicable tax withholdings, equal to the number of DSUs credited to the participant's account multiplied by the average closing price of the Common Shares, will be paid to the participant 30 days after such termination.

KEY EXECUTIVE EMPLOYEE BENEFIT PLAN

     During the 2002 financial year, the Committee adopted a Key Executive Employee Benefit Plan (the "KEEP Plan") under which the Committee granted awards of unvested shares purchased in the open market to Messrs. Houssian, Jarvis and Raymond. The Common Shares vest over time with 75% vesting only if certain financial performance measures are attained. See footnote (5) to the Summary Compensation Table. The foregoing description of, and reference to, the KEEP Plan reflect amendments approved by the Committee that are not yet effective.

CHIEF EXECUTIVE OFFICER'S COMPENSATION

     The Chief Executive Officer participates in all of the short-term and long-term incentive programs as summarized elsewhere in this Information Circular. The base salary of the Chief Executive Officer was determined by the Committee after considering various factors, including information available to the Committee regarding base salaries of executives in the Comparator Group received from the Corporation's compensation consultants. The bonus under the short-term incentive arrangement awarded to the Chief Executive Officer in 2003 recognized the financial performance of the Corporation and the achievement of corporate initiatives during that fiscal period. In determining this award the Committee referred to goals and objectives established annually for the Chief Executive Officer. Approximately 50% of the award is based on quantitative financial performance of the Corporation, 40% on the achievement of strategic corporate initiatives approved by the Committee and 10% on a subjective analysis of the Chief Executive Officer's personal contribution as determined by the Committee.

Report presented by:

G.H. MacDougall
P.M. Manheim
B.A. Roy

PERFORMANCE GRAPH

     The following graph compares the cumulative total return to shareholders for Common Shares compared to the S&P/TSX Composite Index and the TSX Real Estate Index, assuming reinvestment of dividends at the market price on each of the dividend payment dates. The graph covers the period from June 30, 1998 to June 30, 2003.

                              [PERFORMANCE GRAPH]

                            30-JUNE-98   30-JUNE-99   30-JUNE-00   30-JUNE-01   30-JUNE-02   30-JUNE-03
                            ----------   ----------   ----------   ----------   ----------   ----------
Intrawest Corporation.....     100           78           98          104           89           63
S&P/TSX Composite Index...     100           95          139          105           97           95
TSX Real Estate Index.....     100           86           88           99          102           92

INDEBTEDNESS OF DIRECTORS AND SENIOR OFFICERS

     Other than as set out below, no director, executive officer or senior officer of the Corporation, no proposed nominee for election as a director of the Corporation and no associate of any such director, officer or proposed nominee, is, or at any time during the most recently completed financial year has been, indebted to the Corporation, other than in respect of routine indebtedness.

FUNDED SENIOR EMPLOYEE SHARE PURCHASE PLANS

     Pursuant to the 1992 Funded Share Purchase Plan, the Corporation may make loans to designated eligible employees to be used for the subscription for Common Shares issued from treasury. Pursuant to the 2002 Funded Share Purchase Plan the Corporation may make loans to designated eligible employees to be used for the purchase of Common Shares in the open market. Under both plans shares are purchased by Computershare Trust Company of Canada as trustee to be held in trust for the benefit of the employees and as security for the loans. Common Shares subscribed for under the 1992 Funded Share Purchase Plan are issued at their market value as determined pursuant to a formula based on trading prices of the Common Shares on the Toronto Stock Exchange. The Funded Share Purchase Plans are administered by the Human Resources Committee which is authorized to designate as eligible employees any bona fide full-time employees of the Corporation and of designated subsidiaries of the Corporation. The loans are interest-free and are for terms of up to ten years as determined by the Human Resources Committee. The Corporation pays all administrative expenses of the Funded Share Purchase Plans, including trustee fees.

     In addition to the Funded Share Purchase Plans, the Corporation makes contributions on behalf of participants in the Corporation's employee share purchase plans which amounts are used by a trustee to purchase Common Shares in the open market.

     The following table sets forth indebtedness of directors, executive officers and senior officers in connection with the purchase of Common Shares in 1993 under the 1992 Funded Share Purchase Plan and in 2002 under the 2002

Funded Share Purchase Plan. The aggregate amount of such indebtedness of all officers, directors and employees of the Corporation on October 8, 2003 was Cdn.$5,974,030.

           TABLE OF INDEBTEDNESS OF DIRECTORS, EXECUTIVE OFFICERS AND
               SENIOR OFFICERS UNDER SECURITIES PURCHASE PROGRAMS

---------------------------------------------------------------------------------------------------------------------------------
 --------------------------------------------------------------------------------------------------------------------------------
                                                                    LARGEST AMOUNT
                                                                  OUTSTANDING DURING          AMOUNT
                                                                      YEAR ENDED         OUTSTANDING AS AT
           NAME AND PRINCIPAL POSITION             INVOLVEMENT       JUNE 30, 2003        OCTOBER 8, 2003     SECURITY FOR
               IN THE CORPORATION                   OF ISSUER           (CDN.$)               (CDN.$)         INDEBTEDNESS
---------------------------------------------------------------------------------------------------------------------------------
  J.S. HOUSSIAN                                       Lender          3,007,358             2,540,522            Shares
  Chairman, President and Chief Executive Officer
---------------------------------------------------------------------------------------------------------------------------------
  D.O. JARVIS                                         Lender            647,184               495,068            Shares
  Executive Vice President and Chief Financial
  Officer
---------------------------------------------------------------------------------------------------------------------------------
  H.R. SMYTHE                                         Lender            634,372               540,681            Shares
  President, Resort Operations Group
---------------------------------------------------------------------------------------------------------------------------------
  G.R. RAYMOND                                        Lender            598,510               592,547            Shares
  President, Resort Development Group
---------------------------------------------------------------------------------------------------------------------------------
  J.J. GIBBONS                                        Lender            522,214               517,077            Shares
  President, Resort Club Group
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

DIRECTORS' AND OFFICERS' LIABILITY INSURANCE

     The Corporation maintains directors' and officers' liability insurance in the aggregate amount of $35 million, subject to a deductible in respect of corporate reimbursement of $250,000 for each loss. In any case in which the Corporation is not permitted by law to reimburse the insured, the deductible is nil.

     In the year ended June 30, 2003, the aggregate amount charged against earnings by the Corporation for the premium paid in respect of such insurance was Cdn.$421,608. The policy does not specify that any part of the premium is paid in respect of either directors as a group or officers as a group.

2004 SHAREHOLDER PROPOSALS

     Shareholder proposals must be submitted no later than July 19, 2004 to be considered for inclusion in the management information circular and the form of proxy for the 2004 Annual General Meeting, which is expected to be held on or about November 15, 2004.

GENERAL

APPOINTMENT AND REVOCATION OF PROXIES

     The persons named in the enclosed form of proxy are directors of the Corporation.

     A SHAREHOLDER OF THE CORPORATION HAS THE RIGHT TO APPOINT A PERSON TO ATTEND AND ACT AS PROXYHOLDER ON THE SHAREHOLDER'S BEHALF AT THE MEETING OTHER THAN THE PERSONS NAMED IN THE ENCLOSED FORM OF PROXY. IF A SHAREHOLDER DOES NOT WANT TO APPOINT EITHER PERSON SO NAMED, THE SHAREHOLDER SHOULD INSERT IN THE BLANK SPACE PROVIDED THE NAME AND ADDRESS OF THE PERSON WHOM THE SHAREHOLDER WISHES TO APPOINT AS PROXYHOLDER. THAT PERSON NEED NOT BE A SHAREHOLDER OF THE CORPORATION.

     A shareholder who has given a proxy may revoke it by (a) signing a proxy bearing a later date and depositing it as provided under "Deposit of Proxy," below; (b) signing and dating a written notice of revocation (in the same manner as the enclosed form of proxy is required to be executed, as set out under "Validity of Proxy," below) and depositing such notice either at the registered office of the Corporation, P.O. Box 10424, Pacific Centre, Suite 1300 - 777 Dunsmuir Street, Vancouver, British Columbia, Canada V7Y 1K2, Attention: Trevor Bell at any time up to and including the last business day preceding the day of the Meeting or with the chairman of the Meeting on the day of the Meeting, (c) attending the Meeting in person and registering with the scrutineer thereat as a shareholder present in person and signing and dating a written notice of revocation or (d) in any other manner permitted by law. Such revocation will have effect only in respect of those matters upon which a vote has not already been cast pursuant to the authority conferred by the proxy.

VOTING OF SHARES REPRESENTED BY PROXY

     A proxy in the form of the enclosed form of proxy will confer discretionary authority upon a proxyholder named therein with respect to the matters identified in the enclosed Notice of the Meeting and in the form of proxy for which no choice is specified (and with respect to amendments and variations thereto and any other matter that may properly be brought before the Meeting).

     The shares of a shareholder represented by proxy will be voted or withheld from voting in accordance with the instructions of the shareholder on any ballot that may be called for and, if the shareholder specifies with certainty a choice with respect to any matter to be acted upon, the shares of the shareholder will be voted accordingly.

     In accordance with the rules of the New York Stock Exchange, brokers and nominees may be precluded from exercising their voting discretion with respect to certain matters to be acted upon (e.g., any proposal which would substantially affect the rights or privileges of the Common Shares or adoption or revision of equity compensation plans) and thus, in the absence of specific instructions from the beneficial owner of shares, will not be empowered to vote the shares on such matters. A broker non-vote will not be counted in determining the number of shares necessary for approval of the proposals. Shares represented by such broker non-votes will, however, be counted for purposes of determining whether there is a quorum.

     IF NO CHOICE IS SPECIFIED BY A SHAREHOLDER IN A PROXY WITH RESPECT TO A MATTER IDENTIFIED THEREIN AND ONE OF THE PERSONS NAMED IN THE ENCLOSED FORM OF PROXY IS APPOINTED AS PROXYHOLDER, THE SHARES OF THE SHAREHOLDER REPRESENTED BY THE PROXY WILL BE VOTED IN FAVOUR OF SUCH MATTER.

VALIDITY OF PROXY

     A PROXY WILL NOT BE VALID UNLESS IT IS DATED AND SIGNED BY THE SHAREHOLDER OR BY THE SHAREHOLDER'S ATTORNEY DULY AUTHORIZED IN WRITING. IN THE CASE OF A SHAREHOLDER THAT IS A CORPORATION, A PROXY WILL NOT BE VALID UNLESS IT IS EXECUTED UNDER ITS SEAL OR BY A DULY AUTHORIZED OFFICER OR AGENT OF, OR ATTORNEY FOR, SUCH CORPORATE SHAREHOLDER. IF A PROXY IS EXECUTED BY AN ATTORNEY OR AGENT FOR AN INDIVIDUAL SHAREHOLDER OR JOINT SHAREHOLDERS, OR BY AN OFFICER, ATTORNEY, AGENT OR OTHER AUTHORITY FOR A CORPORATE SHAREHOLDER, THE INSTRUMENT EMPOWERING THE OFFICER, ATTORNEY OR AGENT, AS THE CASE MAY BE, OR A NOTARIAL COPY THEREOF, SHOULD ACCOMPANY THE PROXY.

     A vote cast in accordance with the terms of a proxy will be valid notwithstanding the previous death, incapacity or bankruptcy of the shareholder or intermediary on whose behalf the proxy was given or the revocation of the appointment, unless written notice of such death, incapacity, bankruptcy or revocation is received by the chairman of the Meeting at any time before the vote is cast.

DEPOSIT OF PROXY

     IN ORDER TO BE VALID AND EFFECTIVE, PROXIES MUST BE DEPOSITED WITH CIBC MELLON TRUST COMPANY, 1066 WEST HASTINGS STREET, SUITE 1600, THE OCEANIC PLAZA, VANCOUVER, BRITISH COLUMBIA, CANADA V6E 3X1 BY NO LATER THAN 11:00 A.M. (VANCOUVER TIME) ON NOVEMBER 7, 2003 OR DELIVERED TO THE CHAIRMAN OF THE MEETING PRIOR TO THE COMMENCEMENT OF THE MEETING.

NON-REGISTERED SHAREHOLDERS

     Non-registered shareholders whose shares may be registered in the name of a third party, such as a broker or trust company, may exercise voting rights attached to shares beneficially owned by them. Applicable securities laws require intermediaries to seek voting instructions from non-registered shareholders. Accordingly, unless a non-registered shareholder has previously instructed their intermediaries that they do not wish to receive materials relating to shareholders' meetings, non-registered shareholders should receive or have already received from their intermediary either a request for voting instructions or a proxy form. Intermediaries have their own mailing procedures and provide their own instructions. These procedures may allow voting by telephone, on the Internet, by mail or by fax. Non-registered shareholders have the right to attend and vote the shares owned by them directly at the meeting. In these circumstances the non-registered holder should follow the procedure in the directions and instructions provided by or on behalf of the intermediary and insert their name in the space provided on the request for voting instructions or proxy form or request a form of proxy which will grant the non-registered holder the right to attend the meeting and vote in person. NON-REGISTERED SHAREHOLDERS SHOULD CAREFULLY FOLLOW THE DIRECTIONS AND INSTRUCTIONS OF THEIR INTERMEDIARY, INCLUDING THOSE REGARDING WHEN AND WHERE THE COMPLETED REQUEST FOR VOTING INSTRUCTIONS OR FORM OF PROXY IS TO BE DELIVERED.

     Only registered shareholders have the right to revoke a proxy. Non-registered shareholders who wish to change their vote must, in sufficient time in advance of the Meeting, arrange for their intermediaries to change the vote and if necessary revoke their proxy.

AMENDMENTS OR VARIATIONS AND OTHER MATTERS

     The management of the Corporation is not now aware of any amendments to or variations of any of the matters identified in the enclosed Notice nor of any other matter which may be brought before the Meeting. However, a proxy in the form of the enclosed form will confer discretionary authority upon a proxyholder named therein to vote on any amendments to or variations of any of the matters identified in the enclosed Notice and on any other matter which may properly be brought before the Meeting.

VOTING SHARES AND PRINCIPAL HOLDERS OF VOTING SHARES

     The Corporation has issued and there are outstanding 47,877,244 Common Shares. Holders of Common Shares are entitled to one vote for each Common Share held. Holders of Common Shares of record at the close of business on September 26, 2003 are entitled to receive notice of and to attend and vote at the Meeting.

     To the knowledge of the directors and senior officers of the Corporation, there are no persons who beneficially own, directly or indirectly, or exercise control or direction over, Common Shares carrying more than 10% of the voting rights attached to all voting shares of the Corporation.

AVAILABILITY OF INFORMATION

     The Corporation will provide to any person or company, upon request to the Corporate Secretary of the Corporation, copies of the Corporation's Annual Information Form together with a copy of any document, or the pertinent pages of any document, incorporated therein by reference, the Corporation's comparative consolidated financial statements for its most recently completed financial year together with the accompanying report of the auditor, one copy of the most recent interim financial statements of the Corporation for any period subsequent to the financial statements for the Corporation's most recently completed financial year and the Corporation's information circular in respect of its most recent annual meeting of shareholders that involved the election of directors.

                              APPROVAL OF CIRCULAR

     The contents of this information circular have been approved and its mailing has been authorized by the Board of Directors of the Corporation.

     DATED: October 8, 2003              BY ORDER OF THE BOARD OF DIRECTORS

                                         /s/ Houssian Signature
                                         ----------------------------------
                                         Joe S. Houssian
                                         Chairman of the Board

                                   SCHEDULE A

                         ATTENDANCE RECORD OF DIRECTORS
                        FOR THE YEAR ENDED JUNE 30, 2003

                                                                   CORPORATE
                                                                 GOVERNANCE AND      HUMAN
                                                      AUDIT        NOMINATING      RESOURCES    COMMITTEE
DIRECTOR                                  BOARD     COMMITTEE      COMMITTEE       COMMITTEE     TOTALS
--------                                  ------    ---------    --------------    ---------    ---------
R. Thomas M. Allan......................  6 of 6     5 of 5                                       5 of 5
Joe S. Houssian.........................  6 of 6                                                     n/a
Daniel O. Jarvis........................  6 of 6                                                     n/a
David A. King...........................  6 of 6     5 of 5          2 of 2                       7 of 7
Gordon H. MacDougall....................  5 of 6                     2 of 2         6 of 6        8 of 8
Paul M. Manheim.........................  5 of 6     5 of 5                         6 of 6      11 of 11
Paul A. Novelly.........................  5 of 6                     2 of 2                       2 of 2
Gary L. Raymond*........................  5 of 6                                                     n/a
Bernard A. Roy..........................  6 of 6                                    6 of 6        6 of 6
Khaled C. Sifri.........................  4 of 6     2 of 5                                       2 of 5
Hugh R. Smythe*.........................  5 of 6                                                     n/a
Nicholas C.H. Villiers..................  4 of 6                     1 of 2                       1 of 2

*   Not standing for re-election to the Board.

                                   SCHEDULE B

              TSX GUIDELINES                  ALIGNMENT                    COMMENTS
(1)   The board should explicitly assume         Yes       The Board has assumed responsibility for
      responsibility for stewardship of                    the stewardship of the Corporation and
      the corporation and specifically                     supervises the management of the
      for:                                                 business and affairs of the Corporation.

      (a) adoption of a strategic planning       Yes       The Board has assumed responsibility for
          process;                                         adoption of a strategic planning process
                                                           for the Corporation. At least one Board
                                                           meeting each year is devoted
                                                           specifically to strategic planning
                                                           issues.

      (b) identification of the principal        Yes       The Board and the Audit Committee have
          risks of the corporation's business              identified the major financial operating
          and ensuring implementation of                   risks undertaken by the Corporation. The
          appropriate systems to manage                    Board reviews and approves, at least
          those risks;                                     annually, a business plan which takes
                                                           into account the opportunities and risks
                                                           of the business and monitors the
                                                           implementation of the business plan by
                                                           management.

      (c) succession planning, including         Yes       The Human Resources Committee reviews
          appointing, training and                         the organizational structure,
          monitoring senior management;                    remuneration of senior management and
                                                           succession planning.

      (d) communications policy;                 Yes       The Board has approved a formal
                                                           communications policy setting out
                                                           guidelines for communicating corporate
                                                           information to shareholders, the public
                                                           and regulatory authorities.

      (e) integrity of internal control          Yes       The Audit Committee acts on behalf of
          and management information systems.              the Board in monitoring internal
                                                           accounting controls and management
                                                           information systems.

(2)   A majority of directors should be          Yes       The Board has determined that 8 of the
      "unrelated."                                         10 proposed nominees for directors are
                                                           "unrelated" directors.

(3)   The board has responsibility for           Yes       Messrs. Houssian and Jarvis are officers
      applying the definition of                           and employees of the Corporation and are
      "unrelated director" to each                         related directors.
      individual director and for
      disclosing annually the analysis of
      the application of the principles
      supporting this conclusion.

              TSX GUIDELINES                  ALIGNMENT                    COMMENTS
(4)   The board should appoint a committee       Yes       The Corporate Governance and Nominating
      of directors composed exclusively of                 Committee, all of the members of which
      outside (i.e., non-management)                       are unrelated and outside directors,
      directors, a majority of whom are                    reviews annually the general and
      "unrelated" directors, with                          specific criteria applicable to
      responsibility for proposing new                     candidates to be considered for
      nominees to the board and for                        nomination to the Board and recommends
      assessing directors on an ongoing                    individuals for nomination as directors.
      basis.                                               The objective of this review is to
                                                           ensure that the composition of the Board
                                                           provides the best mix.

(5)   The board should implement a               Yes       The Corporate Governance and Nominating
      process, to be carried out by an                     Committee undertakes an annual
      appropriate committee, for assessing                 assessment of the overall performance of
      the effectiveness of the board, its                  the Board as a whole, its committees and
      committees and the contribution of                   the contribution of individual members.
      individual directors.

(6)   Provide an orientation and education       Yes       New directors are provided with an
      program for new directors.                           orientation and education program
                                                           approved by the Corporate Governance and
                                                           Nominating Committee. In addition to
                                                           having extensive discussions with the
                                                           Chairman of the Board with respect to
                                                           the business and operations of the
                                                           Corporation, new directors receive a
                                                           record of historical public information
                                                           concerning the Corporation together with
                                                           the mandates and prior minutes of
                                                           meetings of applicable committees of the
                                                           Board. In addition, meetings of the
                                                           Board are regularly held at the
                                                           Corporation's resort locations in order
                                                           to assist the directors in better
                                                           understanding the Corporation's
                                                           operations.

(7)   The board should examine its size          Yes       The Corporate Governance and Nominating
      with a view to determining whether                   Committee reviews annually the size of
      the number of directors facilitates                  the Board and recommends changes in the
      effective decision-making.                           size of the Board where applicable. The
                                                           Board and the Corporate Governance and
                                                           Nominating Committee have determined
                                                           that 10 directors is an appropriate size
                                                           to facilitate effective and efficient
                                                           communication and decision-making.

              TSX GUIDELINES                  ALIGNMENT                    COMMENTS
(8)   The board of directors should review       Yes       The Corporate Governance and Nominating
      the adequacy and form of                             Committee reviews annually and
      compensation of directors and ensure                 recommends to the Board the compensation
      the compensation realistically                       of the directors. The Corporate
      reflects the responsibilities and                    Governance and Nominating Committee
      risks involved in being an effective                 periodically makes industry comparisons
      director.                                            of directors' compensation. The Board
                                                           believes that the form and amount of
                                                           compensation of directors is sufficient
                                                           to reflect realistically the
                                                           responsibilities and risks involved in
                                                           being an effective director.

(9)   Committees of the board should             Yes       The Audit Committee, the Corporate
      generally be composed of outside                     Governance and Nominating Committee and
      directors, a majority of whom are                    the Human Resources Committee are all
      unrelated although some board                        composed entirely of outside unrelated
      committees may include one or more                   directors.
      inside directors.

(10)  The board should assume                    Yes       The Corporate Governance and Nominating
      responsibility for, or assign to a                   Committee has the responsibility for
      committee of directors, general                      developing, monitoring and assessing the
      responsibility for, developing the                   corporate governance principles
      approach to corporate governance                     applicable to the Corporation and the
      issues. This committee would, among                  Corporation's response to the TSX
      other things, be responsible for the                 Guidelines.
      corporation's response to the TSX
      Guidelines.

(11)  The board of directors, together           Yes       The Board retains all powers not
      with the Chief Executive Officer,                    delegated by the Board to management or
      should develop position descriptions                 the Board committees to manage and
      for the board and for the Chief                      supervise the business and affairs of
      Executive Officer, including the                     the Corporation. Management is expected
      definition of the limits to                          to implement the strategic policies of
      management's responsibilities. The                   the Board and to report to the Board the
      board should approve or develop                      results thereof, as well as to keep
      corporate objectives which the Chief                 directors informed on a continuing
      Executive Officer is responsible for                 basis. The Human Resources Committee and
      meeting.                                             the Board annually review and approve
                                                           the corporate goals and objectives of
                                                           the CEO and evaluate the CEO's
                                                           performance in light of those goals and
                                                           objectives.

              TSX GUIDELINES                  ALIGNMENT                    COMMENTS
(12)  The board should have in place             Yes       Mr. Gordon H. MacDougall, who is an
      appropriate structures and                           outside and unrelated director, has been
      procedures which ensure that it can                  designated as lead director. As standard
      function independently of                            procedure, the outside directors meet
      management. An appropriate structure                 independently at least four times a
      would be to (i) appoint a chair of                   year. Mr. MacDougall chairs all such
      the board who is not a member of                     meetings as well as in-person meetings
      management with responsibility to                    of the Board.
      ensure that the board discharges its
      responsibilities or (ii) adopt
      alternate means such as assigning
      this responsibility to a committee
      of the board or to a director,
      sometimes referred to as the "lead
      director." Appropriate procedures
      may involve the board meeting on a
      regular basis without management
      present or may involve assigning the
      responsibility for administering the
      board's relationship to management
      to a committee of the board.

(13)  The audit committee should be              Yes       The Audit Committee is composed entirely
      composed only of outside directors.                  of outside unrelated directors. The
      The roles and responsibilities of                    Audit Committee has a defined written
      the audit committee should be                        charter that is described on page 4 and
      specifically defined so as to                        set out in Schedule D to the Information
      provide appropriate guidance to                      Circular. The Chairman of the Audit
      audit committee members as to their                  Committee is a financial expert and all
      duties. The audit committee should                   members of the Audit Committee are
      have direct communication channels                   financially literate.
      with the internal and the external
      auditors to discuss and review
      specific issues as appropriate. The
      audit committee duties should
      include oversight responsibility for
      management reporting on internal
      control. While it is management's
      responsibility to design and
      implement an effective system of
      internal control, it is the
      responsibility of the audit
      committee to ensure that management
      has done so.

(14)  The board should implement a system        Yes       Individual directors may engage outside
      to enable an individual director to                  advisors with the authorization of the
      engage an outside advisor at the                     Corporate Governance and Nominating
      corporation's expense in appropriate                 Committee.
      circumstances. The engagement of the
      outside advisor should be subject to
      the approval of an appropriate
      committee of the board.

                                   SCHEDULE C

                             INTRAWEST CORPORATION
                       MANDATE OF THE BOARD OF DIRECTORS

     - Adopt a strategic planning process, reviewing and approving, at least annually, a business plan which takes into account the opportunities and risks of the business, and monitoring the implementation of the business plan by management.

     - Select the President and Chief Executive Officer, appoint executive management and monitor their performance.

     - Identify the principal risks of the Corporation's business and ensure the implementation of the appropriate systems to manage these risks.

     - Oversee succession planning for the Corporation including appointing, training and monitoring senior management.

     - Adopt communications policies which deal with how the Corporation interacts with analysts, investors and the public.

                                   SCHEDULE D

                             INTRAWEST CORPORATION
                            AUDIT COMMITTEE CHARTER

I.   AUDIT COMMITTEE PURPOSE

The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities for:

     -  The integrity of the Corporation's financial statements.

     -  The Corporation's compliance with legal and regulatory requirements.

     -  The independent auditor's qualifications and independence.

     - The performance of the Corporation's internal audit function and external auditors.

The Audit Committee has authority to conduct or authorize investigations into any matters within its scope of responsibility. It is empowered to:

     - Propose the appointment, approve the compensation and oversee the work of the public accounting firm employed by the Corporation to conduct the annual audit. This firm will report directly to the Audit Committee.

     - Resolve any disagreements between management and the external auditor regarding financial reporting.

     - Pre-approve all auditing and permitted non-audit services performed by the Corporation's external auditor.

     - Retain independent counsel, accountants or others to advise the Committee or assist in the conduct of an investigation.

     - Seek any information it requires from employees, all of whom are directed to cooperate with the Committee's requests, or external parties.

     - Meet with the Corporation's officers, external auditors, or outside counsel, as necessary.

II.  AUDIT COMMITTEE COMPOSITION AND MEETINGS

The Audit Committee shall be comprised of three or more directors, each of whom shall be independent of management and free from any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of their independent judgment as a committee member. All members of the Committee shall be financially literate and at least one member of the Committee shall be designated as a financial expert as defined by applicable legislation and regulation.

The Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Audit Committee Chairman shall prepare and/or approve an agenda in advance of each meeting. The Committee will invite members of management, auditors or others to attend meetings and provide pertinent information, as necessary. It will meet separately, periodically, with management, with internal auditors and with external auditors. It will also meet periodically in executive session.

III. AUDIT COMMITTEE RESPONSIBILITIES AND DUTIES

The Committee will carry out the following responsibilities:

     A. FINANCIAL REPORTING

     - Review significant accounting and reporting issues and understand their impact on the financial statements.

     - Discuss the annual audited financial statements and quarterly financial statements with management and the external auditors, including the Corporation's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and approve the financial statements and recommend their approval to the Board.

     - Review disclosures made by the Chief Executive Officer and Chief Financial Officer during the certification process.

     - Discuss earnings news releases as well as financial information and earnings guidance provided to analysts and rating agencies.

     B. INTERNAL CONTROL

     - Review reports on the effectiveness of the Corporation's internal control system, including information technology security and control.

     - Understand the scope of the internal and external auditors' review of internal control over financial reporting, and obtain reports on significant findings and recommendations, together with management's responses.

     C. EXTERNAL AUDIT

     - Review the external auditor's proposed audit scope and approach, including coordination of audit effort with internal audit.

     - Review the performance of the external auditors and recommend their appointment or discharge to the Board.

     - Ensure the rotation of the lead audit partner every five years and other audit partners every seven years and consider whether there should be regular rotation of the audit firm itself.

     - Present its conclusions with respect to the external auditor to the full Board.

     D. INTERNAL AUDIT

     - Review with management and the Vice President, Internal Audit Services the charter, plans, activities, staffing and organizational structure of the internal audit function.

     - Confirm and assure the independence of the internal audit function and concur in the appointment, replacement or dismissal of the Vice President, Internal Audit Services.

     -  Review the effectiveness of the internal audit function.

     - Meet separately with the Vice President, Internal Audit Services, on a regular basis, to discuss any matters that the Committee or internal audit believes should be discussed privately.

     E. COMPLIANCE

     - Review with the Corporation's counsel and management, at least annually, any legal matters that could have significant impact on the organization's financial statements.

     - Review with management the effectiveness of the Corporation's system for monitoring compliance with applicable laws, regulations and inquiries received from regulators or governmental agencies.

     - Establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal control or auditing matters and for the confidential, anonymous submission by employees of the Corporation regarding questionable accounting or auditing matters.

IV. OTHER RESPONSIBILITIES

     - Maintain minutes of meetings and periodically report to the Board of Directors about Committee activities.

     - Review and assess the adequacy of this Charter at least annually and submit the Charter to the Board of Directors for approval.

     - Annually assess the effectiveness of the Committee against its Charter and report the results of the assessment to the Board.

     - Perform any other activities consistent with this Charter, as requested by the Board.

                                   SCHEDULE E

                             INTRAWEST CORPORATION
             CORPORATE GOVERNANCE AND NOMINATING COMMITTEE CHARTER

I.    CORPORATE GOVERNANCE AND NOMINATING COMMITTEE PURPOSE

The Corporate Governance and Nominating Committee is appointed by the Board of Directors to assist the Board in fulfilling its responsibility to shareholders, potential shareholders and the investment community regarding corporate governance and the nomination process for directors of the Corporation.

The Corporate Governance and Nominating Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities. The Corporate Governance and Nominating Committee can retain, at the Corporation's expense, special consultants or experts it deems necessary in the performance of its duties.

II.   CORPORATE GOVERNANCE AND NOMINATING COMMITTEE COMPOSITION AND MEETINGS

The Corporate Governance and Nominating Committee shall be comprised of a minimum of three directors, each of whom shall be independent of management and free from any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of their independent judgment as a committee member.

The Committee shall meet at least twice annually or more frequently as circumstances dictate. The Corporate Governance and Nominating Committee Chairman shall prepare and/or approve an agenda in advance of each meeting.

III.  CORPORATE GOVERNANCE AND NOMINATING COMMITTEE RESPONSIBILITIES AND DUTIES

(i)   Review Procedures

1. Consider and review criteria for selecting candidates for possible election to the Board in light of the Corporation's circumstances and needs.

2. Recommend to the Board individuals for nomination for election as directors of the Corporation at annual meetings of shareholders.

3. Recommend to the Board individuals for appointment as directors of the Corporation to fill vacancies or for newly created director positions.

4. Review, at least annually, the size and composition of the Board, taking into account age, geographical representation, competencies and skills and other issues it considers appropriate.

5. Review and assess the adequacy of the Corporation's policies and practices on corporate governance, the effectiveness of the Board as a whole, its size and composition, its committees and the individual performance of its directors.

6. Review annually the Corporation's Directors' and Officers' third-party liability insurance to ensure adequacy of coverage.

7. Review annually and recommend to the Board the compensation structure for non-employee directors for Board and committee service.

8. Review and approve an appropriate orientation and education program for new members of the Board.

9. Consider and, if thought fit, approve requests from directors or committees of directors for the engagement of outside advisors, such engagement to be at the Corporation's expense.

(ii)  Other Responsibilities

10. Annually assess the effectiveness of the Committee against its Charter and report the results of the assessment to the Board.

11. Perform any other activities consistent with this Charter, the Corporation's by-laws, and governing law, as the Committee or the Board deems necessary or appropriate.

12. Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

                                   SCHEDULE F

                             INTRAWEST CORPORATION
                       HUMAN RESOURCES COMMITTEE CHARTER

I.    HUMAN RESOURCES COMMITTEE PURPOSE

The Human Resources Committee is appointed by the Board of Directors to assist the Board in fulfilling its responsibility to shareholders, potential shareholders and the investment community regarding the levels and form of total compensation paid to the Corporation's employees.

The Human Resources Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities. The Human Resources Committee can retain, at the Corporation's expense, compensation or other consultants or experts it deems necessary in the performance of its duties.

II.   HUMAN RESOURCES COMMITTEE COMPOSITION AND MEETINGS

The Human Resources Committee shall be comprised of at least three directors, each of whom shall be independent of management and free from any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of their independent judgment as a committee member.

The Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Human Resources Committee Chairman shall prepare and/or approve an agenda in advance of each meeting.

III.  HUMAN RESOURCES COMMITTEE RESPONSIBILITIES AND DUTIES

(i)   Review Procedures

1. Review and reassess the adequacy of this Charter at least annually and submit it to the Board of Directors for approval.

2. Annually review and approve corporate goals and objectives relevant to Chief Executive Officer ("CEO") and Chief Financial Officer ("CFO") compensation and evaluate the CEO's and CFO's performance in light of those goals and objectives.

3. Annually review and determine base salary, incentive compensation and long-term compensation for the CEO and the CFO. In determining long-term incentive compensation of the CEO and the CFO, the Committee will consider the Corporation's performance, relative shareholder return, the value of similar incentive awards to CEOs and CFOs at comparable companies and the awards given to the CEO and the CFO in past years.

4. Establish the succession plan for the CEO position for review with the Board.

5. Review the levels and form of the total compensation of the Corporation's senior management.

6. Approve management succession and development plans for the Corporation's senior management.

7.    Oversee and monitor employee compensation strategies and benefits.

8. Produce for review and approval by the Board a report on executive compensation for inclusion in the Corporation's information circular.

9. Retain any independent firm to advise on management recommendations concerning executive compensation.

10. Oversee and make recommendations to the Board with respect to the design of incentive-compensation plans and equity-based plans, including, without limitation, the Corporation's Stock Option Plan, Executive Long-Term Incentive Plan, Employee Share Purchase Plan, Funded Share Purchase Plans, Key Executive Employee Benefit Plan, Key Executive Deferred Share Unit Plan, Intrawest Corporation Whistler Blackcomb Employee Savings and Share Purchase Plan, Employee's Pension Plan and Designated Executives' Pension Plan (Registered Portion and Non-Registered Portion).

(ii)  Other Responsibilities

11. Annually assess the effectiveness of the Committee against its Charter and report the results of the assessment to the Board.

12. Perform any other activities consistent with this Charter, the Corporation's by-laws, and governing law, as the Committee or the Board deems necessary or appropriate.

13. Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.